Exhibit 10.1

License, Exclusive Distribution and Supply Agreement

This License, Exclusive Distribution and Supply Agreement is entered into as of the latest date set forth on the signature lines below by and between, on the one part, Oculus Innovative Sciences, Inc., a Delaware corporation having a place of business at 1129 No. McDowell Boulevard, Petaluma, California, USA 94954 (hereinafter referred to as “Licensor”) and Oculus Technologies of Mexico S.A. de C.V. (hereinafter referred to as “Manufacturer”), a limited liability corporation organized under the laws of Mexico, having a place of business at Industria Vidriera 81, Fracc. Industrial Zapopan Norte, 45130 Zapopan, Jalisco, Mexico, and, on the other part, More Pharma Corporation, S. de R.L. de C.V. (hereinafter referred to as “Licensee”), a limited liability company organized under the laws of Mexico, having a place of business at Av. Ejército Nacional 926, Interior 203 Col. Los Morales, Sección Palmas 11540, Mexico City, Mexico.

WHEREAS, Manufacturer manufactures certain products based on the Proprietary Rights (as such term is defined below) which it is willing to supply to Licensee on the terms and subject to the conditions of this Agreement;

WHEREAS, the full ownership of any and all right, title and interest in and to its intellectual property and any Proprietary Right related to the Products (as such term is defined below) remains and retains with the Licensor, save for the Manufacturer Trademarks;

WHEREAS, the full ownership of any and all right, title and interest in the Manufacturer Trademarks remains and retains with the Manufacturer, unless provided otherwise herein below;

WHEREAS, Licensee wishes to obtain from Licensor (i) an exclusive license of the Proprietary Rights pursuant to the terms hereunder; and (ii) the exclusive rights to distribute the Products in the Territory; and

WHEREAS, Licensee wishes to obtain from Manufacturer, and Licensor will cause Manufacturer to (i) grant to Licensee an exclusive license over the Manufacturer Trademarks and (ii) uninterruptedly and continuously supply the Product;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants set forth below, the Parties mutually agree as follows:

1. Definitions.

"Affiliate" means with respect to any person or entity (a) any other person or corporation directly or indirectly controlling, controlled by, or under common control with a Party to this Agreement or (b) any partnership, joint venture or other entity directly or indirectly controlled by, controlling, or under common control with, a Party to this Agreement, but in each case only for so long as such ownership or control shall continue. For purposes of this definition, the term “control” as applied to any person or entity means the possession, directly or indirectly, of the power to direct or cause the direction of the management of that person or entity, whether through ownership of voting securities or otherwise.

“Agreement” means this License Exclusive Distribution and Supply Agreement, as amended from time to time.

“Business Day” means a day (excluding Saturdays, Sundays and public holidays) on which banks are generally open for business in the United States of America and in Mexico for the transaction of normal banking business.

“Conditioned License” shall have the meaning assigned to it under Section 2.2 of this Agreement.

“COFEPRIS” means Federal Commission for the Protection Against Sanitary Risks (“Comisión Federal para la Protección contra Riesgos Sanitarios”) of the United Mexican States.

“Compensation” shall have the meaning assigned to it under Section 4.1 of this Agreement.

“Contract Year” means each calendar year as of January 01, 2014, provided however that the first Contract year shall be the period beginning on the Effective Date and ending December 31, 2013.

“Distribution Rights” shall have the meaning assigned to it under Section 2.1. of this Agreement.

“Effective Date” means August 15, 2012.

“Equipment” means the tools and machinery, including spare parts, property of SPV required for the manufacturing of the Product, which are described in Schedule “F” hereto.

“Exclusivity Payment” shall have the meaning assigned to it under paragraph (ii) of Section 4.1 of this Agreement.

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“Field” means all medical applications for human use as a topical treatment via prescription or over-the-counter use.

“Government Authority” means any federal, state, or public authority, domestic or foreign, exercising governmental powers and having jurisdiction in connection with this Agreement; and all statutes, laws, ordinances, regulations, orders, decrees, permits, licenses, approvals, writs, process and rules issued thereby that may operate in connection with this Agreement.

“Infringement of Distribution Rights” shall mean the appointment by Licensor or any of its Affiliates of another licensee or distributor in the Territory for the promotion, marketing, sale or distribution of the Product in the Territory for the Permitted Use in the Field or the direct sale by such persons of the Products in the Permitted Use in the Field during the Term.

“Invention” means any invention, discovery, development, method, process, formulas or know-how that is conceived, developed, or first reduced to practice by a Party, or the Parties jointly, and which is not previously known or existing, during the exercise of its rights or performance of its obligations under this Agreement, and in each case including all related intellectual property rights.

“Label Claims” shall mean the label claims obtained for the Product as permitted under this Agreement.

“License” shall have the meaning set forth in Section 2.1 of this Agreement.

“Manufacturer License” shall have the meaning assigned to it in Section 2.1 of this Agreement.

“Marketing Authorization” means the permit, authorization and/or license for the Products issued by the relevant health authorities in the Territory, the underlying applications thereto, and any supplements and amendments to such government authorizations that authorize the holder of such license to manufacture, market and sell the Products in the Territory (particularly in Mexico, known as “Registros Sanitarios” as dully granted by COFEPRIS).

“Mexican Royalty” shall have the meaning assigned to it under paragraph (iii) of Section 4.1 of this Agreement.

“Minimum Purchase Requirements” means the minimum annual purchase of the Product for the Territory during each Contract Year, with the first year ending December 31st, 2013, required to retain exclusive rights to use, promote, market, offer for sale, sell and/or distribute the Products and all the rights acquired under this Agreement by Licensee. The Minimum Purchase Requirements are set forth in Schedule “A” of this Agreement.

“Party” shall mean each of Licensor, Manufacturer and Licensee.

“Permitted Use” means use in accordance with applicable Label Claims.

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“Patent(s)” means the patent(s) owned by Licensor in the Territory which are listed in Schedule “B” of this Agreement.

“Patent Application(s)” means the patent application(s) filed by Licensor in the Territory which are listed in Schedule “B” of this Agreement.

“Pledge” means a (i) pledge agreement subject to the Mexican Law of Negotiable Instruments and Credit Transactions (“Ley General de Títulos y Operaciones de Crédito”) over the SPV Shares granted in favor of Licensee by Manufacturer and Co-Pledgor as set forth in Section 6 of this Agreement, and (ii) a pledge without transfer of possession subject to the Mexican Law of Negotiable Instruments and Credit Transactions (“Ley General de Títulos y Operaciones de Crédito”) over the Equipment granted in favor of Licensee by Manufacturer as set forth in Section 6 of this Agreement.

“Proprietary Rights” means the Trademark(s) Trademark Application(s), Patent(s), Patent Application(s), copyrights, trade secret rights and all other intellectual and industrial property rights of any sort related to the Product in the Territory.

“Product” means topical prescription and over-the-counter pharmaceutical products for humans utilizing the Licensor Technology as listed in Schedule “A” of this Agreement. The Parties agree that they may, from time to time and by mutual agreement, introduce new Products in such Schedule “A”, provided however, that pricing and Minimum Purchase Requirements must be set forth by the Parties before adding any new Product to such Schedule “A”.

“Recall” shall have the meaning assigned to it under Section 3.5 of this Agreement.

“Royalty” shall have the meaning assigned to it under paragraph (i) of Section 4.1 of this Agreement.

“SPV” shall have the meaning assigned to it under Section 6 of this Agreement.

“SPV Shares” means the stock certificates issued by SPV to Manufacturer and Mr. Everardo Garibay Ramírez, representing 100% of the stock ownership of SPV.

“Supply Disruption” shall have the meaning assigned to it under Section 7.2.

“Technology” means inventions (whether or not patentable), ideas, processes, formulas, technical information and know-how directly related to the Product which are owned by Licensor and used by it as of the date of this Agreement, and improvements thereto which are developed and owned by Licensor during the Term of this Agreement.

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“Territory” means Mexico.

“Trademark(s)” means the trademark(s) owned by Licensor or the Manufacturer in the Territory which are listed in Schedule “C” of this Agreement, any derivations thereof, any other symbols related to the Products and all goodwill associated therewith.

“Trademark Applications(s)” means the trademark applications(s) filed by Licensor or the Manufacturer in the Territory which are listed in Schedule “C” of this Agreement, any derivations thereof, any other symbols related to the Products and all goodwill associated therewith.

“Transfer Price” shall have the meaning assigned to it under Section 4.2 of this Agreement.

“Termination Date” means the date on which the Cure Period or the In Lieu Cure Period, as the case may be, of a Material Breach expires without it being cured in accordance with Section 7.

2. License Grant and Distribution Rights.

2.1 Ownership and License. On the terms and subject to the conditions of this Agreement, Licensor hereby grants to Licensee an exclusive license, with the right to sublicense, to all of the Proprietary Rights with respect to the Product to promote, market, import, offer for sale, sell and/or distribute the Product in the Territory for the Permitted Use in the Field (the “License”) and appoints Licensee as the exclusive distributor or the Products in the Territory during the Term (the “Distribution Rights”). Licensor shall not, directly or indirectly, appoint another manufacturer, licensee or distributor in the Territory for the manufacturing, promotion, marketing, sale or distribution of the Products in the Territory for the Permitted Use in the Field. For the purpose of clarity, under no circumstances the Parties intent to transfer the Proprietary Rights.

Subject to the terms and conditions set forth in Section 2.2., herein below, Licensor hereby grants to Licensee the Conditioned License.

Manufacturer hereby grants an exclusive license over the Manufacturer Trademarks set forth in Schedule “C” hereof, with the right to sublicense pursuant to the provisions herein, to all of the Proprietary Rights of Manufacturer during the Term of this Agreement (the “Manufacturer License”).

All orders or direct inquiries received by Licensor or the Manufacturer respecting the sale of the Products in the Territory will be referred by Licensor or the Manufacturer, as the case may be, to Licensee. In such regard, Manufacturer agrees to provide a comprehensive list of its current clients to allow Licensee to liaise directly with them for supply of Product purposes.

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The License, the Manufacturer License, and the Distribution Rights are limited to and may be exercised exclusively by Licensee and/or its permitted sublicensees solely for the purpose of promoting, marketing, import, offering for sale, selling and/or distributing the Product in the Territory for the Permitted Use in the Field and may be used as necessary to carry out all actions before the Government Authorities as required per applicable laws in connection with the Marketing Authorizations in the Territory. Licensee may not sublicense its rights hereunder, except pursuant to agreements which shall be in writing and shall contain obligations of the third party materially similar to the obligations of Licensee hereunder, and no less favorable to Licensor’s rights than the provisions contained in this Agreement. Licensee shall be liable to Licensor and/or Manufacturer, as the case may be, for acts or omissions of any sublicensee not in conformity with the terms of this Agreement or any agreement between Licensee and any sub-licensee. Licensee may export/import Licensee Products as necessary to cover the Territory, subject to material compliance with all applicable import and export laws.

In the event Licensor, Manufacturer and/or any of its Affiliates obtains an authorization to use the Products in Territory for a use other than the Permitted Use, Licensee shall be granted a right of first refusal to exploit such new authorizations.

In any case, any sublicense agreement signed by Licensee shall include a section providing that Licensor shall authorize the terms and conditions of any such sublicense agreement within the following ten (10) Business Days after execution. If Licensor does not grant such authorization, the sublicense agreement may not enter into effect and shall be null and void. Licensee shall deliver to Licensor and Manufacturer an original of any such sublicense agreement duly signed by the Parties, within ten (10) calendar days after signature so that Licensor may grant its authorization (such authorization not to be unreasonably withheld, conditioned nor delayed); if such authorization is not given in writing with the referred term, the authorization shall be considered as granted.

Nothing herein shall prevent Licensor from distributing Licensor’s other products outside the Field or outside the Territory. Provided however, that neither Licensor, Manufacturer or any of its Affiliates shall sell Products to a third party which they have reason to believe will export or import it to the Territory.

It is the intent of the Parties hereto that the Proprietary Rights and Technology licensed hereunder shall be deemed to be “intellectual property” within the meaning of section 101(35A) of Title 11, of the United States Code (the “Bankruptcy Code”) and, accordingly, it is the further intention of the Parties that Licensee shall be entitled to the protections provided pursuant to section 365(n) of the Bankruptcy Code.

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2.2 Transfer of Technology and Conditioned License. Upon request by Licensee provided that a Supply Disruption event arises as per Section 7.2 and is uncured after the In Lieu Cure Period as per the terms therein provided, or an Infringement of Distribution Rights occurs, Licensor shall transfer to Licensee the Technology as shall be required by Licensee to independently manufacture the Product using the Equipment, provided that Licensee shall pay to Licensor or the person appointed by it, a royalty of 8% over the quarterly net sales of the Product as consideration for the Conditioned License. For such purposes, and subject to the occurrence of an uncured Supply Disruption Event or an Infringement of Distribution Rights, Licensor hereby grants to Licensee, a non-exclusive license over the Proprietary Rights, including the Technology and any know-how required by Licensee to be lawfully enabled to directly or indirectly produce, manufacture, sell, distribute, and promote the Product in the Territory (the “Conditioned License”). For the avoidance of doubt such license is conditioned to and will become effective upon an uncured Supply Disruption event or an Infringement of Distribution Rights and it is granted for twenty five (25) years, such term will initiate when the Conditioned License becomes effective. Such transfer of Technology to take place within ten (10) calendar days as of receipt of such request. For purposes of clarity, Technology shall not include Proprietary Rights.

2.3 Ownership of Proprietary Rights.

(a) Licensor shall retain and own all right, title and interest in and to its Proprietary Rights.

(b) Licensor and Manufacturer, as applicable, shall have the responsibility and obligation to prosecute and maintain existing Trademark(s), Trademark Application(s), Patent(s), Patent Application(s) and copyrights in the Territory.

(c) Licensor and Manufacturer agree to jointly and severally protect Licensee against all infringements and alleged infringements of the Trademark(s) Trademark Application(s), Patent(s), Patent Application(s) and copyrights in the Territory made by any third party of which Licensor and/or Manufacturer, or Licensee, become aware in the Territory. The Parties will work in good faith in taking any actions to protect against infringement or alleged infringement, including joining in any enforcement action as a Party if requested, and the Parties shall share the related legal fees, costs and expenses on a fifty and fifty (50%-50%) basis, in the understanding that the appointment of the local counsel shall be agreed between the Parties. In the event Licensor and/or Manufacturer do not take action to proceed against an alleged infringer in the Territory, Licensee shall have the option of proceeding against the alleged infringer; Provided that Licensor and/or Manufacturer shall reimburse Licensee, upon written demand, the amount equivalent to [ ]* percent ([ ]*%) of the legal fees, costs and expenses resulting from such protective actions, such amounts, at the sole discretion of Licensee to be reimbursed within thirty (30) calendar days after their payment is requested in witting or to be off-set against any payments due in favor of Licensor and/or Manufacturer hereunder.

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* Confidential material redacted and separately filed with the Commission.

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(d) Each Party will own all right, title, and interest in and to the Inventions made solely by its employees or agents (“Sole Inventions”).

(e) The Parties will jointly own all right, title, and interest in and to the Inventions made jointly by the employees or agents of each Party (“Joint Inventions”). Subject to the terms of this Agreement, the Parties will negotiate in good faith a policy for protecting (including patent prosecution) and exploiting (including sharing of any related revenues) the Joint Inventions, whether by way of licensing or by establishment of a related business relationship. Unless the Parties otherwise agree and except as otherwise expressly provided in this Agreement, neither Party will have any obligation to account to the other for profits, or to obtain the other Party’s approval to license or exploit any Joint Invention. Authorship, inventorship, and other indicia of which Party developed an Invention will be determined in accordance with United States intellectual property laws in effect at the time of development.

2.4 No Implied License. Except for those licenses expressly granted pursuant to this Section 2, each of the Parties acknowledges and agrees that no other license is granted, by implication or otherwise.

3. Manufacturing and Supply.

3.1 Manufacturing.

3.1.1.	Manufacturing Source. The Product will be manufactured by Manufacturer at its site located in Industria Vidriera 81, Fracc. Industrial Zapopan Norte, 45130, Zapopan, Jalisco, Mexico, or another site proposed by Manufacturer that Licensee has been notified about in advance in writing by Manufacturer, and that has been expressly accepted by Licensee acceptance that shall not be unreasonably withheld, conditioned or delayed, provided such transfer does not result in a Supply Disruption. Any of the alternative sites proposed by Manufacturer shall comply with any applicable law.

Manufacturer shall have the obligation at all times during the Term of this Agreement to obtain and maintain the government authorizations, permits, approvals and/or licenses required to enable Manufacturer to manufacture and, as the case may be, to import the Product as well as any and all raw materials and components used for the manufacture of the Products in the Territory and to provide such Product for shipment to Licensee to the location specified in Section 3.3 of this Agreement, in the understanding that Manufacturer shall assume and disburse all costs and fees associated with obtaining or maintenance of such government authorizations, permits, approvals and/or licenses.

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3.1.2.	Specifications. Manufacturer shall, and Licensor shall cause Manufacturer, to manufacture the Product for Licensee pursuant to this Agreement in accordance with the applicable Marketing Authorization for the Product and the packaging and labeling practices and quality control and assurance stipulations agreed in writing between the Parties.

3.1.3.	Changes to Product. During the Term of this Agreement, Manufacturer shall not, and Licensor shall cause Manufacturer not to, implement any Material Changes (see definition below) relating to the Product for purposes of this Agreement without the prior written consent of Licensee. A “Material Change” is defined as any change that:

(1)	impacts the regulatory commitments for the Product;
(2)	may require re-validation of manufacturing processes for quality control and quality assurance purposes;
(3)	may affect the quality, purity, safety, identity or strength of the Product; or
(4)	would necessarily result in changing or modifying the Marketing Authorizations.

3.1.4.	Product Labeling. All Product supplied under this Agreement shall be in the same formulations, presentations, pack sizes and with the existing product labeling and package inserts existing as of the Execution Date of this Agreement, as specifications are set forth in Schedule “G” of this Agreement.

3.1.5.	Provision of Required Labeling for Manufacture of Product. After Licensee, its Affiliate or its designee receives Marketing Authorizations in the Territory for the Product in Licensee’s, its Affiliate’s or its designee’s name and at least sixty (60) calendar days before requiring Manufacturer to use Licensee’s, its Affiliate’s or its designee’s own label, package design and/or package insert (“Labeling”), Licensee shall provide Manufacturer with a copy of such Labeling for use by Manufacturer in future manufacture and supply of the Products and such prior notice period shall also apply prospectively for any changes that Licensee may choose to make to the Labeling during the remainder of the Term of this Agreement.

3.2. Licensee’s Product Forecast and Purchase Orders.

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3.2.1.	Rolling Forecast. Within five (5) business days after the Effective Date, Licensee shall provide Manufacturer with a written estimate, by month and by Product, of the quantities of Product Licensee would like to have delivered to it for the subsequent twelve (12) months. The quantities in the forecast for months one (1) through three (3) of the twelve (12)-month rolling forecast shall be binding on Licensee. The quantities in the rolling forecast for months four (4) through twelve (12) shall be a non-binding estimate. The foregoing provided that, Licensee shall always comply with the Minimum Purchase Requirements as set forth in Schedule “A” hereof. Notwithstanding anything to the contrary in this Section, Manufacturer guarantees to Licensee that during the Term of this Agreement, the supply of the Product will not be less than 120% (one hundred and twenty percent) of the unit sales by SKU of the Product conducted by Manufacturer during the twelve (12)-month period preceding the Effective Date. The Parties agree to meet once a year at a minimum to discuss a non binding multiyear forecast for the Products.

3.2.2.	Updates. After providing Manufacturer with the initial rolling forecast as required by Section 3.2.1, on a monthly basis, Licensee shall submit in writing to Manufacturer an updated forecast. This updated forecast shall extend from the then-present time through the last month of a twelve (12) month period which shall include the month of the then present time in a format mutually agreed upon by the Parties. Months one (1) through three (3) shall be binding commitments, and months four (4) through the end of the required forecast period shall be non-binding estimates, as follows:

(1)	the binding commitment for months one (1) and two (2) carry over from the prior month’s forecast;

(2)	a binding commitment shall be submitted for month three (3);

(3)	and a non-binding estimate shall be provided for months four (4) through the remainder of the required rolling forecast period.

Licensee shall furnish Manufacturer with said updated rolling forecast by the fifth (5th) Business Day of each month for which a rolling forecast is made by Licensee as required hereunder.

Any binding commitment required by this Section shall be modified to account for Force Majeure situations, should such conditions exist.

3.2.3.	Purchase Orders for Product. Licensee shall submit to Manufacturer firm purchase orders in writing for Product at least sixty (60) calendar days before the delivery date requested by Licensee under this Agreement. Such orders shall be based on the binding commitments provided by Licensee pursuant to Sections 3.2.1 and 3.2.2 of the Agreement.

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3.3 Supply Quantities. Schedule “A” indicates the estimated total quantities of both commercial and medical Sample presentations of the Products that will be delivered by Manufacturer to Licensee during the first twelve (12) months from the Effective Date of this Agreement. The specific quantities to be manufactured and supplied each month by Manufacturer to Licensee will be determined in accordance with the forecasting requirements included in this Agreement.

The Parties hereby agree that Manufacturer shall pay any and all costs derived from the delivery and supply of the Product to Licensee at the following location, or any other location in the Territory as appointed from time to time by Licensee during the Term:

[ ]*

[ ]*

[ ]*

[ ]*

It is also understood and agreed upon by the Parties that Manufacturer shall not ship or deliver the Products to any other location or to any international partner of Licensee or any third party whatsoever, unless otherwise mutually agreed in writing by the Parties.

3.4 Non-Conformities. Upon delivery of the Products, Licensee shall inspect the Products and shall notify the Manufacturer forthwith and no later than twenty five (25) Business Days after the delivery date, by e-mail or written communication delivered as provided herein below, of any damage or of any shortages or non-conformity of the delivered Products apparent from a visual inspection. Supporting evidence and documents shall be included, as reasonably deemed necessary by Licensee or reasonably required by the Manufacturer. Upon request of Manufacturer, Licensee shall make available to the Manufacturer samples of the Products which are declared as defective. In case of non conformity to the Marketing Authorization(s) of any quantity of the Product delivered pursuant hereto, Manufacturer shall take back, at its expense, the quantities concerned and shall replace them within twenty (20) Business Days from receipt of the relevant notice by Licensee.

With respect to damages, shortages or nonconformity discoverable by way of visual inspection, the Product shall be deemed to have been delivered in good saleable condition after expiry of said twenty five (25) Business Days period after the delivery date to Licensee.

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* Confidential material redacted and separately filed with the Commission.

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Any dispute between the Parties regarding specifications of the Product delivered hereunder shall be referred, in the case of Mexico, in first instance to a mutually acceptable third party expert authorized by COFEPRIS, if no agreement is reached between the Parties with respect to such appointment, then such dispute shall be referred to Lambda Científica, S.A. de C.V. or Laboratorios Becar S.A. de C.V., such dispute to be handled by the entity providing a lower quotation for their services, within thirty (30) days from the receipt by the Manufacturer of the notice of claim of Licensee. The opinion of such expert shall be definitive and binding upon the Parties. The cost of such independent advice shall be borne by the Party losing the specific dispute as per the binding decision of the expert.

The Manufacturer shall not replace defective Product delivered to Licensee or returned to Licensee by the customers, patients, or authorities, without the prior written request of Licensee.

3.5 Recall. The Parties shall cooperate fully with one another in any of the following events involving a recall of Product resulting in a market withdrawal of covered by this Agreement, including any correction, post-sale warning or mailing of information (the “Recall”):

(i)	A Recall is requested or ordered by a Government Authority issued due to the Products not meeting the Specifications or manufacturing related issues or Manufacturer requests a Recall for Product quality or manufacturing related issues;
(ii)	A Recall is requested or ordered by a Government Authority issued due to off Label promotion, illegal marketing or misrepresentation of Product quality; and

(iii)	Any Recall other than (i) and/or (ii).

Each Party shall inform the other Party in writing on a reasonably timely basis in light of the involved events concerning any Product related issues that have the potential to result in a Recall in the Territory or elsewhere if impacting this Agreement. Manufacturer and Licensee and its Affiliates and designee shall further cooperate with one another using reasonable efforts and acting in good faith in conducting a Recall. The Parties will provide reasonable assistance to each other to investigate the root cause(s) related to a Recall subject to this Agreement.

The out-of-pocket costs and expenses incurred in connection with a Recall under subsection (i) above shall be beard by Manufacturer; the out-of-pocket costs and expenses incurred in connection with a Recall under subsection (ii) above shall be beard by Licensee; the out-of-pocket costs and expenses incurred in connection with a Recall under subsection (iii) above shall be beard by Manufacturer and Licensee on a [  ]*%-[  ]*% basis.

* Confidential material redacted and separately filed with the Commission.

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3.6 Sales.

(a) Licensee shall use commercially reasonable efforts to sell the Product. Licensee agrees to ascertain and materially comply with all applicable laws and regulations and standards of industry or professional conduct in connection with the use, marketing, offer for sale, sale, distribution and promotion of the Products; including, without limitation, those applicable to exportation, importation, product claims, labeling, approvals, registrations and notifications.

(b) Licensee agrees to market and label the Product consistent with all applicable regulatory label claims. Licensee shall not, and shall cause its Affiliates not, to make any representations or warranties relating to the Product except for those representations contained in this Agreement. Licensee agrees not to make, and agrees to cause its Affiliates not to make, any representation or warranty, whether oral or in writing, regarding the Product that is not consistent with the Label Claims authorized in each country within the Territory in which the Product is marketed.

3.7 Responsibility for Obtaining Marketing Authorizations.

(a) Licensee shall be solely responsible for, and shall use diligent efforts in connection with filing, communicating with, and seeking Marketing Authorization(s), approvals, registrations, notifications and the like from, Government Authorities. Licensee shall not file any such application or document or conduct any study without Licensor’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. Licensee will provide Licensor with any information regarding the foregoing that Licensor may reasonably request (with necessary translations at Licensor expense); Licensor may use all such reports, documentation and information in seeking approvals, registration, notifications or filing applications for approvals with Government Authorities, or otherwise at its discretion, outside the Territory. Licensee will regularly report to Licensor on these efforts, and Licensor will reasonably cooperate with these efforts.

(b) Current Marketing Authorizations and governmental approvals owned or obtained by Manufacturer will be transferred to Licensee (to the extent that such transfer is approved by the Government Authorities), at Licensee request, and Licensee shall be obligated to manage, comply and fulfill any obligation derived thereby, acquiring full liability for such registrations and governmental approvals keeping Licensor safe from any claim or liability derived from such Marketing Authorizations or governmental approvals, except for any liability arising out of the negligence or misconduct of Manufacturer during the manufacturing process of the Product. The Parties further agree that, at the termination of this Agreement by any reason or cause, except for a breach by Supply Disruption or Infringement of Distribution Rights hereunder, Licensee shall, within the following ninety (90) calendar days, transfer such registrations or governmental approvals to Manufacturer or file any required application before any competent Government Authority in order to transfer such registrations or governmental approvals to Manufacturer without further liability or responsibility to Manufacturer, except for any liability arising out of the negligence or misconduct of Manufacturer during the manufacturing process of the Product. Transfer of Marketing Authorizations shall be requested to COFEPRIS by filing of a document materially similar to the document enclosed hereto as Schedule “E”. To such purposes, Licensee shall grant to Manufacturer, Licensor and/or the persons appointed by them, on or within fifteen (15) Business Days after the Effective Date, a special irrevocable and limited power of attorney in order to allow Manufacturer or Licensor to apply for such Marketing Authorizations or governmental approvals before the Government Authorities in case that Licensee does not file for such transfer within the term of ninety (90) calendar days herein provided.

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3.8 Payment of Regulatory Expenses. All costs incurred in connection with the preparation and filing of the Marketing Authorization(s) shall be the sole responsibility of Licensee.

4. Compensation and Transfer Price.

4.1 Compensation. In consideration for the rights granted hereunder, Licensee shall make the following payments (jointly referred to as the “Compensation”):

(i)	In consideration for the License a one time royalty payment in the amount of Five Hundred Thousand U.S. Dollars (USD$500,000.00) in favor of Licensor (the “Royalty”).

(ii)	In consideration for the Distribution Rights Licensee shall make a one time payment in the amount of Three Million U.S. Dollars (USD$3,000,000.00) in favor of Licensor (the “Exclusivity Payment”).

(iii)	And in consideration for the Manufacturer License, Licensee shall make a one time payment in the amount of One Hundred Thousand U.S. Dollars (USD$100,000.00) in favor of Manufacturer (the “Mexican Royalty”).

All items of the Compensation to be paid within fifteen (15) Business Days following the Effective Date, provided that at least three (3) Business Days in advance the relevant Party as issued a true and correct invoice compliant with applicable laws in favor of Licensee.

The Parties expressly agree that the Royalty is subject to an Income Tax withholding according to article 200 of the Mexican Income Tax Statute, same that will be applied unless Licensor delivers a true, correct and valid certificate of residency issued by the Internal Revenue Service before payment, in which case Licensee will apply the preferential Income Tax withholding rate provided under article 12 of the U.S.-Mexico Convention to Avoid Double Taxation.

Licensor and Manufacturer irrevocably and expressly waive any right to any further Compensation, for the use of the rights granted pursuant to the License, the Manufacturer License and Distribution Rights.

Licensor and Manufacturer jointly and severally represent and warrant that inventory levels of Product at wholesalers shall not be greater than forty five (45) days of sales at the Effective Date of this Agreement. Any amount of inventory above this level will be deducted to from the above mentioned Compensation or any future Transfer Price payment.

In addition, all Product returns related to Manufacturer’s own sales of the Product, made previously to the Effective Date of this Agreement, will be exclusively handled by Manufacturer. In case that the wholesalers or clients return them to Licensee, Licensee will deduct them from Product purchases, and will provide all the necessary documentation related to these returns and corresponding deductions.

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4.2 Transfer Price. Licensee agrees to pay the Transfer Prices detailed in Schedule “A” (the “Transfer Prices”) to Manufacturer for each every Product shipped to Licensee during the Term of this Agreement. The established Transfer Prices shall be adjusted on each anniversary of the Effective Date, the Parties agree to meet and review consumer price index adjustments, such as the Mexican Consumer Price Index (Indice Nacional de Precios al Consumidor - INPC) as published by Banco de Mexico, and at minimum increase the Transfer Price accordingly, annually.

4.3 Method of Payment. The Transfer Price will be paid to Manufacturer within [  ]* ([  ]*) days after Product delivery date, provided that Manufacturer shall deliver an invoice compliant with applicable law.

5. Confidentiality.

5.1 All information of the Parties, exchanged between them as a result of this Agreement shall be treated between them as confidential (the “Confidential Information”). Each Party agrees (i) to hold the other Parties’ Confidential Information in confidence and to take all reasonable precautions to protect such Confidential Information (including, without limitation, all precautions each Party employs with respect to its confidential materials), (ii) not to divulge any such Confidential Information or any information derived therefrom to any third person, unless required by a competent Government Authority; and (iii) not to remove or export from the United States and/or the Territory or re-export any such Confidential Information or any direct product thereof (e.g., Products by whomever made) unless expressly consented to in writing by the other Party and except in compliance with all licenses and approvals required under applicable Mexican and foreign export laws and regulations, including without limitation, those of the Mexican Secretariat of Economy (“Secretaría de Economía”). Any employee given access to any such Confidential Information must have a legitimate “need to know” and shall be similarly bound in writing. Without granting any right or license, the Parties agree that the foregoing sub-sections (i), (ii) and (iii) shall not apply with respect to information the other Party can document (i) is in or (through no improper action or inaction by the other Party, agent or employee) enters the public domain (and is readily available without substantial effort), or (ii) was rightfully in its possession or known by it prior to receipt from disclosing Party, or (iii) was rightfully disclosed to it by another person without a duty of confidentiality owed to the other Party, or (iv) was independently developed by it, by persons without access to such information and without use of any information of the other Party. Each Party must promptly notify the other Party of any information it believes comes within any circumstance listed in the immediately preceding sentence and will bear the burden of proving the existence of any such circumstance by clear and convincing evidence including contemporaneous written records. The Parties obligations under this Section5 shall terminate five (5) years after the termination or expiration of this Agreement.

* Confidential material redacted and separately filed with the Commission.

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5.2 Immediately upon termination of this Agreement, each Party will turn over, or shall cause to have turned over, to the other Party all Confidential Information received from the other Party and all documents or media containing any such Confidential Information, any and all copies or extracts thereof.

5.3 The Parties acknowledge and agree that due to the unique nature of their Confidential Information, there can be no adequate remedy at law for any breach of its obligations hereunder, that any such breach may allow the non-breaching Party or third parties to unfairly compete with the non-breaching Party resulting in irreparable harm to the non-breaching Party, and therefore, that upon any such breach or any threat thereof, the non-breaching Party shall be entitled to appropriate equitable relief in addition to whatever remedies it might have at law and to be indemnified by the breaching Party from any damages and expenses (including reasonable and documented attorney's fees), in connection with any breach or enforcement of each Parties’ obligations hereunder or the unauthorized use or release of any such Confidential Information. Each Party will notify the other in writing immediately upon the occurrence of any such unauthorized release or other breach. Any breach of this Section 5 will constitute a material breach of this Agreement.

6. Guaranty. In order to guarantee the uninterrupted supply of the Product by Manufacturer hereunder and the compliance with the Distribution Rights, Licensor and Manufacturer jointly and severally agree to carry out the following actions within fifteen (15) Business Days after the Effective Date and throughout the Term, as applicable:

(i) Manufacturer and Everardo Garibay Ramírez (hereinafter “Co-Pledgor”) will incorporate a Mexican entity in the form of a limited liability company (“sociedad anónima”) under applicable Mexican laws, to which Licensor shall transfer title to the Equipment free of any lien, encumbrance, and without any outstanding payment obligations or indebtedness being incurred for such transfer (the “SPV”). Manufacturer shall be the owner of record of at least 99% of the shares representative of SPV’s equity and Co-Pledgor of the reminder outstanding shares;

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(ii) Manufacturer and Co-Pledgor must grant a first priority Pledge in form satisfactory to Licensee over the SPV Shares owned by each of them, in favor of Licensee to guarantee the uninterrupted manufacture and supply of Products and the compliance with the Distribution Rights, unconditionally exercisable upon an uncured Supply Disruption event. For such purposes each Manufacturer and Co-Pledgor shall deliver the SPV Shares owned by each of them duly endorsed in pledge guaranty (“endoso en garantía”) in favor of Licensee. In accordance with the provisions of this Section, a perfect and continuous pledge is constituted over the SPV Shares, which shall be enforceable, take all effects and will not be cancelled or decreased; therefore Manufacturer and its designee shall not have the right to require any reduction of the pledge constituted over the SPV Shares. The Pledge shall be valid and take all legal effects between the Parties and against third parties, from the date of execution of the relevant agreement, the endorsement of the share certificates representing the SPV Shares, and its corresponding registration in the Company’s shares registry book;

(iii) Manufacturer and Co-Pledgor will be obliged to cause the SPV to comply with all requirements under the Mexican Law of Negotiable Instruments and Credit Transactions (“Ley General de Títulos y Operaciones de Crédito”), including article 334, and will cause the SPV to register the Pledge in its shareholders registry book (“Libro de Registro de Acciones”), (such recording to be certified in writing by SPV’s secretary or sole administrator) and will expressly consent to the acquisition by Licensee of the SPV Shares upon execution of the Pledge, within the three (3) calendar days following execution of the Pledge agreements, such consent to be recognized before a public notary or commercial fedatary (“corredor publico”) as requested by Licensee. Moreover, if the SPV Shares are exchanged for new shares by the SPV the Manufacturer and the Co-Pledgor will undertake any action that may be necessary to maintain the Pledge and the new shares will be Pledged shares;

(iv) Intentionally omitted;

(v) Manufacturer will take any and all necessary actions to cause SPV not to have any assets, including U.S. bank accounts which may subject the SPV to U.S. Bankruptcy laws;

(vi) Manufacturer shall take any and all necessary steps in order for SPV not to carry out any activities except for the leasing of the Equipment to Manufacturer, under terms reasonably satisfactory to the Licensee;

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(vii) Manufacturer shall take any and all necessary actions as to ensure that SPV does not incur in indebtedness during the term of the Pledge in excess of USD$10,000.00 (Ten Thousand Dollars 00/100) without the prior written consent of Licensee;

(viii) Manufacturer shall take any and all necessary actions to ensure that SPV does not employ personnel during the Term without the prior written consent of Licensee;

(ix) Manufacturer shall take any and all necessary action as to ensure that SPV does not transfer or in any other way dispose the property or underlying rights of the Equipment or grants any other rights in favor of any third party, except for the rights derived from leasing the Equipment to Manufacturer pursuant to sub-section (vi) of this Section 6;

(x) Licensor and Manufacturer shall take any and all necessary steps to cause the Equipment to be in fully operational status during the Term and/or to have SPV substitute it for new equipment when the Equipment is damaged or not fully operational;

(xi) Manufacturer shall cause SPV to materially comply with any tax obligation it may be subject to under applicable laws and shall furnish yearly tax returns and permit the conduct of audits during normal business hours upon request by Licensee in order to enable it to verify that Manufacturer is complying with any and all obligations provided under this Section 6;

(xii) Manufacturer undertakes to carry out any and all actions required, including any corporate actions, in order to cause the SPV to grant a first priority pledge without transfer of possession over the Equipment in favor of Licensee pursuant to the applicable terms of the Mexican Law of Negotiable Instruments and Credit Transactions (“Ley General de Títulos y Operaciones de Crédito”), before a public notary, in the understanding that the relevant pledge agreement shall include, among other standard terms and conditions for these kind of agreements, the following: (i) Manufacturer, Co-Pledgor or SPV shall not have the right to require any reduction of the Pledge constituted over the Equipment; (ii) SPV shall be authorized to transfer possession of the Equipment only to Manufacturer who in turn shall undertake to use it for the sole purpose of supplying the Products under this Agreement; (iii) SPV shall waive its right to transfer the title of the Equipment, even if such transfer would be conducted under ordinary course of its business; (iv) SPV shall undertake to obtain insurance for the Equipment in commercially reasonable terms; (v) all costs and expenses related to the maintenance of the Equipment shall be beard by the SPV. In accordance with the provisions of this Section, a perfect and continuous pledge is constituted over the Equipment, which shall be enforceable, take all effects and will not be cancelled or decreased; therefore The Pledge shall be valid and take all legal effects between the Parties and against third parties, from the date of execution of the relevant agreement; and

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(xiii) Manufacturer and Licensee shall take any and all necessary actions in order for the SPV to execute all documents required by it in order to enforce the Equipment Pledge, and will expressly consent to the acquisition by Licensee of the Equipment upon execution of the Pledge, within the three (3) calendar days following execution of the Pledge agreements, such consent to be recognized before a public notary or commercial fedatary (“corredor publico”) as requested by Licensee. Moreover, Manufacturer will cause SPV to recognize that the Equipment is consistent of expandable property (“bienes fungibles”) therefore a total or partial exchange of the Equipment, will not result in a termination of the Pledge of the Agreement.

7. Term and Termination.

7.1 Term. The term of this Agreement shall be of twenty five years (25) from its Effective Date and will be automatically renewed for successive two (2) year terms without the need of any notice or modification as long as Licensee has materially complied with any and all of the obligations undertaken hereunder, including, but not limited, to the Minimum Purchase Requirements set forth in Schedule “A” of this Agreement.

7.2 Termination for Material Breach. Either Party may terminate this Agreement upon Material Breach that is subject to cure that is not cured within thirty (30) calendar days of written notice of breach (the “Cure Period”). Obligations of Licensor and Manufacturer hereunder shall be joint and several. Any breach of terms and conditions of this Agreement shall be deemed a Material Breach and shall entitle the other Party to terminate the Agreement. Such termination shall be without prejudice to the terminating Party’s claims for damages, reimbursement indemnification for the losses incurred by reason of such termination or non-compliance of the Agreement and, as the case may be, payment of liquidated damages in accordance with that provided herein.

The Parties expressly agree that for a Supply Disruption event or the lack of timely payment of the Transfer Price and other Licensee payment obligations hereunder in lieu of the Cure Period a one hundred and twenty (120) calendar day period shall apply (the “In Lieu Cure Period”). A “Supply Disruption" will be considered to take place when Product is not fully and or timely delivered as required in any purchase order issued pursuant hereunder.

7.3 Termination for Failure to Meet Minimum Purchase Requirements. If Licensee fails to meet the Minimum Purchase Requirements for any Contract Year, as set forth in Schedule “A” of this Agreement, then Licensor and/or Manufacturer may, in addition to any other rights it has under this Agreement, terminate the Agreement pursuant to Section 7.2.

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7.4 Survival. Except to the extent expressly provided to the contrary, the following provisions shall survive the termination of this Agreement: Section 5, Section 6, this Section 7.4, Sections 8 and 9.

7.5 Termination for Insolvency or Bankruptcy. In the event any Party is legally declared in bankruptcy, insolvency, moratorium of payment, reorganization or liquidation, or if either Party makes any assignment for the benefit of its creditors, then this Agreement may be, to the extent permitted under applicable law, terminated forthwith by the other Party through written notice to the other Party subject to proceedings covered by this Section of the Agreement.

7.6 Termination for Misrepresentation. In the event that any of the representations and warranties expressed by the Parties in Section 8 of this Agreement or in any other of its Sections, is incorrect, false, fraudulent, negligent, incomplete or misleading or in any manner whatsoever, then this Agreement may be terminated forthwith by the other Party through written notice to the other Party.

7.7 Consequences of Supply Disruption or Infringement of Distribution Rights. The Parties further agree that: (i) if Manufacturer does not cure a Supply Disruption event in accordance with Section 7.2, (ii) Licensor, Manufacturer or SPV falls within Section 7.5 which may result in a Supply Disruption event; or (iii) Manufacturer, Licensor or an Affiliate carries out any act that results in an Infringement of Distribution Rights, then, at the election of Licensee:

a.	Shall have the unconditional right to enforce its rights under the Pledge;

b.	Shall have the unconditional right to terminate the manufacturing and supply provisions of this Agreement, and start manufacturing the Product independently, and the Conditioned License shall immediately become effective; and

c.	Shall be entitled to continue benefiting from the License and the Manufacturer License granted under this Agreement exclusively during the Term set forth under Section 7.1., and retain full ownership and title of the Marketing Authorizations.

7.8 Consequences for Termination by Licensee. In the event that this Agreement is terminated as a result of an uncured breach by Licensee, Licensor or Manufacturer shall be entitled to (i) file with the relevant Government Authorities in the Territory a Marketing Authorization assignment agreement, materially similar to the one enclosed hereto as Schedule “E” and related documents contained therein; (ii) immediately terminate the Pledge Agreement on the SPV stock and on the Equipment implemented pursuant to Section 6 and related provisions of this Agreement; and (iii) immediately receive from Licensee or any sublicense all of the Property Rights. The foregoing without prejudice to the Licensor or Manufacturer’s claims for damages, reimbursements, indemnification for the losses incurred by reason of such termination or non-compliance of the Agreement as permitted by applicable law.

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7.9 Consequences for Termination by Licensor and/or Manufacturer. In the event that this Agreement is terminated as a result of an uncured breach by Licensor or Manufacturer, Licensee shall be entitled to exercise its rights under this Agreement. The foregoing without prejudice to the Licensee’s claims for damages, reimbursements, indemnification for the losses incurred by reason of such termination or non-compliance of the Agreement as permitted by applicable law.

8. Representation, Warranties, Indemnification and Insurance.

8.1 Licensor and Manufacturer’s Representations. Licensor and Manufacturer, through their legal representatives hereby individually represent and warrant the following:

(a) Each of them is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation;

(b) Each of them has the legal power and authority to enter into and be bound by the terms and conditions of this Agreement and to perform its obligations under this Agreement;

(c) Each of them has taken all necessary action on its part to authorize the execution and delivery of this Agreement. This Agreement has been duly executed and delivered on behalf of them and constitutes a legal, valid, binding obligation, enforceable against each of them in accordance with its terms;

(d) Each of them is not object to any legal, contractual or other restrictions, limitations or conditions which conflict with its rights and obligations under this Agreement or which might affect adversely its ability to perform under this Agreement;

(e) To the best of their knowledge, there are no investigations, adverse third party allegations, claims or actions against them, including any proceedings or any pending or threatened action against any of them by or before COFEPRIS or any other Government Authority, relating to (1) the Product, including the Marketing Authorization or (2) Licensor’s Proprietary Rights;

(f) The execution and delivery of this Agreement will not (i) violate the certificate of formation, operating agreement, certificate of incorporation, by-laws or any other organizational document of each of them, (ii) conflict with or result in a violation or breach of, or constitute a default under, any contract, agreement or instrument to which any of them is a party or by which any of them are bound, or result in the creation or imposition of any lien upon any of Proprietary Rights, or (iii) violate or conflict with any law, rule, regulation, judgment, order or decree of any court applicable to each of them;

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(g) There are no claims pending or threatened against Licensor or any of its Affiliates or current distributors or licensees by any third party with respect to ownership, validity or enforceability of any of the Proprietary Rights in the Territory. Licensor represents that it has not been notified of, nor does it have knowledge of, any circumstances or set of circumstances that would put Licensor on notice that use of any of the Proprietary Rights is subject to contest in the Territory;

(h) As of the Effective Date, there is no claim, action or proceeding pending or, to Licensor or Manufacturer knowledge, threatened against Licensor or its Affiliates, in respect of the Proprietary Rights or the distribution or commercialization of the Products in the Territory, or the transactions contemplated by this Agreement, in respect of which Licensee would become liable as a result of the consummation of the transactions contemplated hereby. Should any claim, action or proceeding arise involving the Proprietary Rights or the distribution or commercialization of the Products in the Territory, Licensor and Manufacturer shall unconditionally cooperate, at their expense, with Licensee as requested, to fully assert or defend Licensee’s rights under this Agreement; and

(i) Licensor and Manufacturer represent and warrant that all Product will be manufactured in accordance with good manufacturing practices and when supplied will comply with the Marketing Authorizations.

8.2 Licensee’s Representations. Licensee, through its legal representative hereby represents and warrants the following:

(a) It is a commercial entity duly incorporated and validly existing under the laws of the United Mexican States, as evidenced in public deed number 6,948 dated May 17, 2007, granted before Mr. Agustín Wallace Hampton Gutiérrez Katze, Notary Public number 208 of Mexico City, Federal District, which was duly registered in the Public Registry of Commerce of Mexico City, Federal District, under commercial folio number 364165;

(b) Its legal representative is empowered with the necessary and sufficient authority to bind the Licensor under the terms hereof, as evidenced in public deed number 7267 dated October 18, 2007, granted by Mr. Agustín Wallace Hampton Gutiérrez Katze, Notary Public number 208 of Mexico City, Federal District;

(c) Licensee has taken all necessary action on its part to authorize the execution and delivery of this Agreement. This Agreement has been duly executed and delivered on behalf of Licensee and constitutes a legal, valid, binding obligation, enforceable against Licensee in accordance with its terms;

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(d) Licensee is not subject to any legal, contractual or other restrictions, limitations or conditions which conflict with its rights and obligations under this Agreement or which might affect adversely its ability to perform under this Agreement;

(e) To the best of its knowledge, there are no investigations, adverse third party allegations, claims or actions against it, including any proceedings or any pending or threatened action against it by any Governmental Authority which may limit or in any manner affect the compliance of the obligations undertaken hereunder;

(f) The execution and delivery of this Agreement will not (i) violate the certificate of formation, operating agreement, certificate of incorporation, by-laws or any other organizational document of Licensee, (ii) conflict with or result in a violation or breach of, or constitute a default under, any contract, agreement or instrument to which Licensee is a party or by which it is bound, or (iii) violate or conflict with any law, rule, regulation, judgment, order or decree of any court applicable to Licensee;

(g) As of the Effective Date there are no claims pending or, to Licensee’s knowledge, threatened against Licensee or any of its Affiliates by any third party, which might affect adversely its ability to perform under this Agreement. Licensee represents that it has not been notified of, nor does it have knowledge of, any circumstances or set of circumstances that would put Licensee in any such situation;

(h) As of the Effective Date, there is no claim, action or proceeding pending or, to Licensee’s knowledge, threatened against Licensee or its Affiliates, in respect of which Licensor would become liable as a result of the consummation of the transactions contemplated hereby. Should any claim, action or proceeding arise involving the Licensor or the Manufacturing, Licensee shall unconditionally cooperate, at its expense, with Licensor or Manufacturer as requested, to fully assert or defend Licensor and Manufacturer’s rights under this Agreement; and

(i) Licensee represents and warrants that Product will be used, promoted, marketed, imported, offered for sale, sold and/or distributed in accordance with good practices and in material compliance with applicable law.

8.3 Mutual Representations.

(a) The Parties understand and agree to comply with the U.S. Foreign Corrupt Practices Act, as revised, which prohibits the promise, payment or giving of anything of value either directly or indirectly to any government official for the purpose of obtaining or retaining business or any improper advantage. For purposes of this Section, “government official” means:

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i. any official, officer, representative, or employee of, including any doctor employed by, any non-U.S. government department, agency or instrumentality (including any government-owned or controlled commercial enterprise), or

ii. any official of a public international organization or political party or candidate for political office.

The Parties shall furthermore ensure that their Affiliates which have rights or obligations under this Agreement understand and agree to comply with the U.S. Foreign Corrupt Practices Act, as revised with regard to activities performed under this Agreement.

(b) The Parties, its Affiliates and its shareholders are not engaged or in any manner whatsoever related to illegal or illicit acts or activities and that the financial resources used for the compliance of the obligations undertaken hereunder derive from legal activities and sources. The Parties further represent that they are in full compliance with all applicable laws, rules and regulations that are applicable to their activities.

8.4 Licensor and Manufacturer Indemnification. Licensor and Manufacturer hereby jointly and severally agree to defend, hold harmless and indemnify Licensee, its Affiliates and its and their agents, directors, officers and employees from and against any liability or loss or liability for any and all judgments, claims, causes of action, suits, proceedings, losses, damages, demands, fees, expenses, fines, penalties or costs (including reasonable attorney’s fees, costs and disbursements) resulting from suits, claims, actions and demands, in each case brought by a third party arising out of: (a) a breach of any of Licensor’s and/or Manufacturer’s representations and warranties under Section 8 or , (b) any bodily harm or death caused by the on-label use of the Product, (c) any liability in connection with the importation and manufacture of the Product by Manufacturer, including without limitation recalls, warranty claims and product liability claims.

8.5 Licensee Indemnification. Licensee hereby agrees to defend, hold harmless and indemnify Licensor, its Affiliates and its agents, directors, officers and employees from and against any liability or loss or liability for any and all judgments, claims, causes of actions, suits, proceedings, losses, damages, demands, fees, expenses, fines, penalties or costs (including reasonable attorney´s fees, costs, and disbursements), resulting from suits, claims, actions and demands, in each case brought by a third-party arising out of: (a) a breach of any of Licensee’s representations and warranties under this Section 8, (b) any bodily harm or death caused by the off-label promotion of the Product by Licensee, (c) any liability in connection with the marketing, sale or distribution by Licensee of the Products, including without limitation recalls, warranty claims and product liability claims.

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8.6 Indemnification Procedure. If the indemnitee becomes aware of a third-party claim that (if successful) will result in a loss to be indemnified under this Section, the indemnitee will promptly notify the indemnitor in writing. Failure or delay in giving such notice shall not affect the right to be indemnified except to the extent that it prejudices the defense of the claim. If the indemnitor acknowledges that the claim (if successful) will result in a loss within its obligation to indemnify under this Section, it may assume the defense by giving the indemnitee written acknowledgement of its indemnity obligation and notice of its election to assume the defense within five (5) calendar days after receiving the notice of the claim. If the indemnitor acknowledges its obligation to indemnify and assumes the defense, it will have both the duty to defend and the right to control the defense. The indemnitor will conduct the defense in a prudent manner and will keep the indemnitee reasonably informed as to the status of the defense. The indemnitee will cooperate with the defense and may retain separate counsel at its own expense to participate in, but not control, the defense. The indemnitor shall not settle a claim without the consent of the indemnitee, and that consent may not be unreasonably withheld or delayed. If the indemnitor does not timely assume the defense, the indemnitee will have the right (but no duty) to defend or settle the claim at the risk of the indemnitor. The indemnitor will reimburse the indemnitee for its expenses (including reasonable attorney’s fees) of defending or settling the claim.

8.7 Insurance. Each Party agrees to maintain product liability insurance consistent with industry standards for a product of this nature, and shall name the other as an additional insured under such policy for bodily injury and property damage for commercial general liability, including product liability. Each Party shall include the other Party as “Additional Insureds” under its product liability insurance policy and shall further provide, within thirty (30) days of the other Party’s request, Certificates of Insurance verifying insurance limits agreed upon as well as a thirty (30) day Notice of Cancellation, Non-Renewal or material change thereto. All such insurance information shall be kept in confidence in the same manner as any other Confidential Information disclosed by one Party to the other. Neither Party’s liability under this Agreement shall be limited by the amount of insurance that it maintains.

9. Miscellaneous.

9.1 Liability. Nothing in this Agreement shall be effective to limit or restrict any liability of any Party in respect of:

i. Death, personal injury, loss or claim resulting from fraud, gross negligence or wilfull misconduct as otherwise prohibited by law; or

ii. Any fraudulent or negligent misrepresentation.

Subject to paragraphs (i) and (ii) herein above, the Parties will not be liable to the other for any punitive, incidental, special, indirect or consequential damages, including loss of profits, revenue or income, diminution in value or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement.

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For the avoidance of doubt, the provisions of each sub-section of this Section 9.1 shall each be construed as a separate exclusion of liability.

The Parties acknowledge that monetary damages may be inadequate for a breach of this Agreement by any Party. Accordingly, the Parties agree that any other Party may seek the granting of injunctive relief as one of the remedies available to it in respect of any breach by any Party.

9.2 Entire Agreement. This Agreement, together with its Schedules, contains the entire agreement of the Parties regarding the subject matter hereof and supersedes all prior agreements, understandings and negotiations regarding the same. This Agreement may not be modified or supplemented except by a written instrument signed by the Parties. Furthermore, it is the intention of the Parties that this Agreement shall be controlling over additional or different terms of any order, confirmation, invoice or similar document, even if accepted in writing by the Parties, and that waivers and amendments shall be effective only if made by negotiated waiver agreements clearly understood by the Parties to be an amendment or waiver.

9.3 Severability. If any provision of this Agreement shall be held illegal or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

9.4 Further Assurances. Each Party hereto agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts as may be reasonably necessary or appropriate in order to carry out the purposes and intent of this Agreement, including without limitation, execution of a redacted version of this Agreement in order to file for registration at the relevant patent or trademark offices within the Territory of the licenses granted herein using a ratification of license document substantially in the form of Schedule “D” of this Agreement.

9.5 Use of Party's Name, Press Release. Except as provided in this Agreement, no right, express or implied, is granted by this Agreement to either Party to use in any manner the name or trademark of the other. Within twenty (20) business days following execution of this Agreement, each Party may release a mutually acceptable press release (or other public announcement) announcing the execution of this Agreement, and Licensor may use Licensee’s name and make reference to this Agreement in its securities filings.

9.6 Assignment. This Agreement may not be assigned by either Party without the prior consent of the other Party (and any attempt to do so will be void), which consent shall not be unreasonably withheld, conditioned or delayed.

Any assignment or transfer of rights that infringe the provisions of this Section shall be null and void.

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9.7 Notice Delivery. All notices, consents, or approvals required by this Agreement shall be in writing sent by certified or registered air mail, postage prepaid, personal notice or by confirmed facsimile to the Parties at the addresses set forth in the preamble of this Agreement or such other addresses as may be designated in writing by the respective Parties. Notices shall be deemed effective on the date of confirmed receipt. For the purposes of Section 3.4, the Parties appoint the following e-mail addresses:

Licensee:	Ignacio Gonzalez ( )
Xavier Bay ( )

Manufacturer:	Everardo Garibay ( )
Everardo Orozco ( )

9.8 Relationships of the Parties. All Parties are independent contractors under this Agreement. Nothing contained in this Agreement is intended nor is to be construed so as to constitute Licensor, Manufacturer and/or Licensee as partners, agents or joint venturers with respect to this Agreement. Neither Party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any third party.

Due to the fact that the Licensee and Manufacturer are companies that according to Section 13 of the Federal Labor Law of Mexico (“Ley Federal del Trabajo”) have own and enough elements to fulfill and perform the activities entrusted under this Agreement, each of them will be the only Party liable for the fulfillment of each and all employer’s obligations with respect to their employees, workers and agents, since there exists no labor relationship between the Licensor and the Licensee’s employees, nor between Licensee and Manufacturer’s employees. Consequently, the Licensee or Manufacturer, as the case may be, will indemnify and hold the other Parties safe and harmless, with respect to any labor claims or of any other kind filed against them by their personnel, or by any agencies, including but not limited to, the Mexican Social Security Institute, the National Workers Housing Fund, as well as other competent agencies.

9.9 Waiver. The waiver by either Party of a breach of any provisions contained herein shall be in writing and shall in no way be construed as a waiver of any subsequent breach of such provision or the waiver of the provision itself.

9.10 Dispute Resolution and Applicable Law. Any dispute regarding this Agreement shall first be referred to the CEO of the respective Parties for negotiation. If the CEO’s are unable to resolve a dispute within the following fifteen (15) calendar days from the request by any of the Parties to mediate, unless such term is extended by the written agreement of the Parties, any such dispute shall be governed by and construed in accordance with the law of the State of New York, without regard to conflict of law principles. Each of the Parties hereby consents to the exclusive jurisdiction of the Courts of the State New York over any and all disputes arising hereunder. Furthermore, each of the Parties hereby expressly and irrevocably waives any claim or defense in any such action or proceeding based on any alleged lack of personal jurisdiction, improper venue or forum non-conveniens or any similar basis.

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9.11 Waiver of Jury Trial. Each of the Parties hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any action o liability directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each of the Parties hereby (a) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of such action or liability, seek to enforce the foregoing waiver, and (b) acknowledges that it has been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.11.

9.12 Captions. Section captions are for convenience only and in no way are to be construed to define, limit or affect the construction or interpretation hereof.

9.13 Force Majeure. A Party shall not be liable for nonperformance or delay in performance (other than obligations regarding confidentiality) caused by any event reasonably beyond the control of such Party including, but not limited to wars, hostilities, revolutions, riots, civil commotion, national emergency, strikes, lockouts, epidemics, fire, flood, earthquake, force of nature, explosion, embargo, or any other Act of God, or any law, proclamation, regulation, ordinance, or other act or order of any court, government or governmental agency.

9.14 Usage. Except as otherwise specifically indicated, all references to Section numbers refer to Sections of this Agreement, and all references to Schedules refer to Schedules attached hereto and incorporated herein. The words “herein”, “hereof”, “hereunder” “hereinafter”, and words of similar import refer to this Agreement as a whole and not to any particular Section hereof. The definition in this Agreement shall apply equally to both the singular and plural forms of the terms defined, and unless otherwise provided in the Schedules all defined terms in the Agreement shall be applicable to the same. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, unless such phrase otherwise appears.

9.15 Statutory References. Any references to any statute, law, regulation, ordinance, treaty or protocol shall be deemed to include any amendments thereto from time to time or any successor statute, law, regulation, ordinance, treaty or protocol thereof.

9.16 Counterparts. This Agreement may be executed in two or more counterparts, in original all of which shall be considered one and the same agreement, and all of which shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of August 9, 2012.

LICENSOR: Oculus Innovative Sciences, Inc.

By: /s/ Robert Miller
Name: Robert Miller Title: Chief Financial Officer
LICENSEE: More Pharma Corporation, S. de R.L. de C.V.

By: /s/ Francisco Xavier Bay Presa
Name: Francisco Xavier Bay Presa Title: Legal Representative MANUFACTURER: Oculus Technologies of Mexico, S.A. de C.V.

By: /s/ Everardo Garibay
Name: Everardo Garibay Title: Legal Representative
29

SCHEDULE “A”

PRODUCTS, PRICES AND MINIMUM PURCHASE REQUIREMENTS:

A) PRODUCTS AND PRICES:

An ongoing Transfer Price in the following Mexican Pesos amounts per unit, plus VAT (Value Added Tax or “Impuesto al Valor Agregado”), for all sales in the Territory shall be as follows:

Microdacyn60 5 liter private presentation:	$ [ ]*
Microdacyn60 5 liter government:	$ [ ]*
Microdacyn60 1 liter:	$ [ ]*
Microdacyn60 1 liter (Ergonomic):	$ [ ]*
Microdacyn60 1 liter (NPTH):	$ [ ]*
Microdacyn60 240 ml presentation:	$ [ ]*
Microdacyn60 120 ml presentation:	$ [ ]*
Microdacyn60 60 ml (Sample):	$ [ ]*
M60 Hydrogel 250 gr.:	$ [ ]*
M60 Hydrogel 100 gr.:	$ [ ]*
M60 Hydrogel 10 gr. Sachet (Sample):	$ [ ]*
Gramaderm 50gr. presentation:	$ [ ]*

B) MINIMUM PURCHASE REQUIREMENTS:

Mexico:

Year 1: [ ]* MXP

Year 2: [ ]* MXP

Year 3: [ ]* MXP

Year 4: [ ]* MXP

Year 5: [ ]* MXP

Years 6 - 10: no less than [ ]* MXP per year

Years 11+: no less than [ ]* MXP per year

The Parties agree that these amounts are based on the current competitive and regulatory conditions. The Minimum Purchase Requirements may be reconsidered by mutual agreement in case of a significant change in the competitive and/or regulatory environment, as well as new product expansion.

_______________

* Confidential material redacted and separately filed with the Commission.

30

SCHEDULE “B”

PATENTS AND PATENT APPLICATIONS

PCT APPLICATIONS
PCT/US2002/[ ]*
PCT/US2004/[ ]*
PCT/US2006/[ ]*
PCT/US2006/[ ]*
PCT/US2006/[ ]*
PCT/US2007/[ ]*
PCT/US2007/[ ]*
PCT/US2007/[ ]*
PCT/US2008/[ ]*
PCT/US2009/[ ]*
PCT/US2010/[ ]*
PCT/US2010/[ ]*
PCT/US2010/[ ]*

The above mentioned applications numbers also include the national phase applications that already have been or will be submitted and their granting as Patents within the Territory.

_______________

* Confidential material redacted and separately filed with the Commission.

31

SCHEDULE “C”

MEXICAN TRADEMARKS REGISTRATIONS

SOLICITUD (APPLICATION) No:	REGISTRO (REGISTRATION) No:	MARCA (TRADEMARK)
803182	956237	MICRODACYN60
881456	1071757	MICRODACYN60
1010141	1106566	GRAMADERM
1010143	1106567	GRAMADERM

32

SCHEDULE “D”

RATIFICACIÓN DE CONTRATO DE LICENCIA

/ LICENSE AGREEMENT RATIFICATION

ENTRE /BETWEENOCULUS TECHNOLOGIES OF MEXICO, S.A. DE C.V.

Y / AND

More Pharma Corporation, S. de R.L. de C.V.

VIGENTE A PARTIR DE / EFFECTIVE AS OF

August 15, 2012

CONSIDERANDO QUE, con fecha 15 de agosto de 2012, OCULUS TECHNOLOGIES OF MEXICO, S.A. DE C.V. (“Oculus”) y More Pharma Corporation, S. de R.L. de C.V. (“More Pharma”) celebraron un contrato de licencia y suministro (en lo sucesivo el “Contrato de Licencia”) por virtud del cual Oculus otorgó a More Pharma una licencia exclusiva, para usar y sublicenciar en México las solicitudes de registro de marca y los registros de marca listados en el Anexo 1 del presente documento de ratificación de licencia (en lo sucesivo las “Marcas”) con el objeto de promover, distribuir, comercializar y vender los productos que amparen dichas Marcas, y que ahora ambas partes acuerdan firmar el presente documento de ratificación con el único objeto de registrar dicha licencia ante el Instituto Mexicano de la Propiedad Industrial;

CONSIDERANDO QUE, Oculus y More Pharma acuerdan incorporar por referencia a este documento de ratificación de licencia, todos los términos y condiciones por las partes acordadas respecto al uso y protección de las Marcas en el Contrato de Licencia.

El Suscrito,

en representación de Oculus una sociedad constituida de conformidad con las leyes de la República Mexicana y principal lugar de negocios en Industria Vidriera 81, Fracc. Industrial Zapopan Norte, C.P. 45130, Zapopan, Jalisco, declara bajo protesta de decir verdad que su representada es única titular de las Marcas.

Con base en lo anterior Oculus en este acto ratifica la licencia exclusiva para usar y sublicenciar las Marcas, a More Pharma , una sociedad constituida de conformidad con las leyes de México con domicilio y principal lugar de negocios Av. Ejército Nacional 926, Interior 203 Col. Los Morales, Sección Palmas, C.P. 11540, Distrito Federal, México.

WHEREAS, on August 15, 2012, OCULUS TECHNOLOGIES OF MEXICO, S.A. DE C.V. (“Oculus”) and More Pharma Corporation, S. de R.L. de C.V. (“More Pharma”) entered into a license and supply agreement (the “License Agreement”) pursuant to which Oculus granted to More Pharma a exclusive license to use and sublicense in Mexico the trademark applications and trademark registrations which are listed in Schedule 1 of this license ratification agreement (the “Trademarks”) with the purpose of promote, market, distribute and sell the products that protect these Marks, and that now both parties agree to sign this document of ratification for the sole purpose of registering the license before the Mexican Institute of Industrial Property;

WHEREAS, Oculus and More Pharma agree to incorporate by reference to this ratification of license document, all the terms and conditions agreed between them under the License Agreement.

The undersigned,

in representation of Oculus a corporation organized under the laws of Mexico, having its address and principal place of business at Industria Vidriera 81, Fracc. Industrial Zapopan Norte, C.P. 45130, Zapopan, Jalisco, warrants that it is the owner of the trademark registrations and trademark applications.

Based on the foregoing Oculus hereby ratifies the exclusive license to use and sublicense the Trademarks to More Pharma, a corporation dully organized under , Mexican law having its address and principal place of business at Av. Ejército Nacional 926, Interior 203 Col. Los Morales, Sección Palmas, C.P. 11540, Mexico City, Mexico.

33

Ambas partes han acordado generar y firmar este documento de ratificación del Contrato de Licencia con el único propósito de solicitar la inscripción de las licencias ahí otorgadas en el Instituto Mexicano de la Propiedad Industrial y de acuerdo con el artículo 10 del Reglamento de la Ley Mexicana de la Propiedad Industrial.

Ambas partes han acordado en el Contrato de Licencia que:

(i) Oculus, tendrá la primera opción y derecho de proteger y hacer valer los derechos inherentes a las Marcas. Sin embargo, en caso que Oculus decida no ejercer su opción y derecho More Pharma podrá tomar las acciones que considere necesarias para proteger y hacer valer los derechos inherentes a las Marcas.

(ii) Ambas partes deberán notificarse oportunamente respecto de: (a) el uso no autorizado de las Marcas en Mexico, y respecto de la existencia de cualquier uso, solicitud o registro de una marca que entre en conflicto o sea similar en grado de confusión a una o más de las Marcas; (b) cualquier acto que implique una amenaza de infracción o competencia desleal que involucre a las Marcas o que pudieran afectar los derechos de cualquiera de ellas respecto del uso de las Marcas; o (c) cualquier alegato o reclamo, ya sea judicial o extrajudicial, en caso de que el uso de las Marcas infrinjan una marca u otros derechos de cualquier tercero.

En esta documento de ratificación del Contrato de Licencia no han sido incluidas disposiciones y cláusulas confidenciales relacionadas con contraprestaciones, ni cláusulas o disposiciones que no tengan relación con la licencia de uso de las Marcas de acuerdo con lo establecido en el artículo 10 del Reglamento de la ley mexicana de la Propiedad Industrial, el cual permite omitir dichas disposiciones de las copias o versiones que son usadas para propósitos de inscripción.

Oculus y More Pharma reconocen que entre otros términos y condiciones del Contrato de Licencia de Marcas, se establece que la vigencia del mismo de veinticinco (25) años es veinticinco años contado a partir del 15 de agosto de 2012, vigencia que será renovada automáticamente por plazos de un (5) años, salvo que el mismo sea terminado por cualquiera de las partes de conformidad con los mecanismos de terminación previstos en el Contrato de Licencia.

Both parties have agreed to produce and execute this version of the License Agreement for the sole purpose of recording the licenses granted there under at the Mexican Institute of Industrial Property in accordance with the article 10 of the Regulations to the Mexican Law on Industrial Property.

Both parties have agreed in the Trademark License Agreement that:

(i) Oculus shall have the first option and right to protect, enforce or otherwise maintain the Trademarks. However, in case Oculus decided not to exercise its option and right More Pharma Shall be entitled to take the actions it deems appropriate to protect and enforce the Trademarks.

(ii) Each Party shall notify promptly notify the other if they become aware of: (a) any uses of, or any applications or registrations for, a trademark, service mark, trade name or domain name that conflicts with or is confusingly similar to one or more of the Marks; (b) any acts of threatened acts of infringement, unfair competition or dilution involving the Trademarks or that might affect or injure the rights of both parties in connection with the use of the Trademarks; or (c) any allegations or claims, whether or not made in a lawsuit, that the use of the Trademarks infringes a trademark or service mark or other rights of any other entity.

In this version of the License Agreement no provisions and confidential clauses dealing with royalties, nor clauses or provisions which are unrelated to the use of the Trademarks licensed have been included in accordance with what is established in article 10 of the Regulations to the Mexican Law on Industrial Property, which allows to omit such provisions from the copies or versions that are used for recordation purposes.

Oculus and More Pharma acknowledge that, among other terms and conditions of the License Agreement, it has been agreed that the term of the same is twenty five (25) years as of August 15th, 2012, which will be automatically renewed every five (5) years- thereafter unless terminated by either Party in accordance with the mechanisms of termination established in the License Agreement..

34

Oculus y More Pharma convienen que, en caso de controversia o conflicto entre los términos del presente documento de ratificación y los términos de la versión completa del Contrato de Licencia, aquellos de la versión completa del Contrato de Licencia prevalecerán.

Firmado en México D.F. a los 15 días del mes de agosto de 2012.

Oculus and More Pharma agree that in the event of controversy or conflict, between the provisions of this ratification of license document and the provisions of the complete version of the License Agreement, those of the complete version of the License Agreement shall prevail.

Signed this15th day of August of 2012.

OCULUS TECHNOLOGIES OF MEXICO, S.A. DE C.V.		More Pharma Corporation, S. de R.L. de C.V.

Firma/		Firma/
Signature:		Signature:
Por/By:	Everardo Garibay Ramírez	Por/By:	Francisco Xavier Bay Presa
Cargo/Title:	Legal Representative	Cargo/Title:	Legal Representative

Testigo/		Testigo/
Witness:	Ricardo Chacón López-Velarde	Witness:	Tanya Indra Escamilla Luján

35

“ANEXO 1” / “ANNEX 1”

AL / TO THE

RATIFICACIÓN DE CONTRATO DE LICENCIA

/ RATIFICATION OF LICENSE AGREEMENT

ENTRE /BETWEEN

OCULUS TECHNOLOGIES OF MEXICO, S.A. DE C.V.

y/and

More Pharma Corporation, S. de R.L. de C.v.

A.	MEXICO

SOLICITUD (APPLICATION) No:	REGISTRO (REGISTRATION) No:	MARCA (TRADEMARK)
803182	956237	MICRODACYN60
881456	1071757	MICRODACYN60
1010141	1106566	GRAMADERM
1010143	1106567	GRAMADERM

36

SCHEDULE “E”

ACQUISITION OPTION

EXECUTED BY MORE PHARMA CORPORATION S. DE R.L. DE C.V. (“MP”) IN BENEFIT OF OCULUS TECHOLOGIES OF MEXICO, S.A.DE C.V. (“OCULUS”).

STATEMENTS

1. MP declares through its representatives:

a) That it is a commercial entity duly incorporated according to Mexican law, as evidenced in public deed number 6,948, registered in the Public Registry of Commerce of Mexico City, under number 364165.

b) That their representatives have the necessary and sufficient authority to enter into this agreement, as evidenced in public deed number 7267, authority not being modified, revoked or limited in any manner up to the date of signature of this agreement.

2. OCULUS declares through its representatives:

a) That it is a commercial entity duly incorporated according to Mexican law, as evidenced in public deed number 3605, granted on April 30 of 2003 before Commercial Broker number 1 of the Estate of Michoacán, Lic. Armando G. Manzano Alba, registered in the Public Registry of Commerce of Michoacán, under commercial folio number 041.

b) That their representatives have the necessary and sufficient authority to enter into this agreement, as evidenced in public deed number 95370, authority not being modified, revoked or limited in any manner up to the date of signature of this agreement.

By virtue of the foregoing, the parties agree on the following:

CLAUSES

Subject to the conditions described below MP hereby grants to OCULUS an option to acquire, directly or through an appointed designee (such appointment to be duly notified to MP) (the “Designee”) the health registrations referred in Annex 1 (the “Health Registrations”). Said acquisition option may be exercised by OCULUS exclusively when MP incurs in any termination cause, under a certain License, Exclusive Distribution and Supply Agreement dated August 8, 2012 a copy of which is included as Annex 2. In view of the above, the parties agree that MP may fulfill this obligation by transferring the Health Registrations to OCULUS or to its Designee within 10 business days as of the date OCULUS has exercised its right of acquisition option. Likewise, the parties agree and accept that OCULUS shall have the right to appoint a third party in order that the Health Registrations are transferred to OCULUS by MP, such appointment to be made on or prior to the date the acquisition option is exercised.

41

The price for the acquisition of such Health Registrations shall be the amount of US$1.00 (one dollar 00/100 US CY.) for each of them. It is further agreed that in order to exercise the acquisition option it will be sufficient that OCULUS or its Designee gives written notice to MP if the exercise of it right to acquire such Health Registrations, provided OCULUS shall simultaneously pay to MP the amount established in this paragraph. In the event of creation of the transfer to a third party, such price shall also be paid simultaneously on the date when the transfer takes place. OCULUS shall be entitled to exercise its acquisition option or its right to appoint a third party under the terms of this clause, either once with respect to all the Health Registrations or partially, in the understanding that in the latter event, it can make it gradually with respect to one or more Health Registrations, until it has exercises it with respect to all of them.

Consequently the parties shall have a 15 (fifteen) calendar days-term following the date on which MP receives from OCULUS or its Designee, notice to exercise the acquisition option on the Health Registrations, or of the date of execution of the act having originated the transfer of the Health Registrations to the third party appointed by OCULUS, to prepare, sign and file before the corresponding agencies the agreements and necessary documents, either public or private, in order to formalize the transfer of the rights and obligations of the Health Registrations. The expenses deriving from the foregoing shall be borne by OCULUS, unless the exercise of the option or the transfer of the Health Registrations to its Designee has been motivated by a breach of MP.

In any of the events under the terms established in the previous paragraphs, OCULUS or its Designee shall have the right to immediately exercise the acquisition option, as well as OCULUS has the right to appoint the third party to carry out the transfer of the Health Registrations in favor of the latter, as set forth in this clause.

MP grants in this act a Special Irrevocable Power in favor of Mrs. Everardo Garibay Ramírez, Jim Schutz and Bruce Thorton (OCULUS’ representative), individually or collectively, any of the empowered would be able to sign, private and/or public documents, and execute any other actions in order to fulfillment the duty’s that MP assumes in terms of the present clause. This power is granted as Irrevocable, because it constitutes a form to fulfillment of the duties assumed by MP in terms of this agreement and in accordance with the article 2596 of the Federal Civil Code.

The parties establish as their domiciles for receiving notifications the following:

OCULUS	Industria Vidriera 81,
Zapopan, Jalisco
C.P. 45130, México

MP	Avenida Ejército Nacional No. 926, Interior 203,
Colonia Los Morales Sección Palmas
C.P. 11540 México D.F., México

42

All notices and notifications that the parties should give to the other and are related to this agreement, shall be made in writing and will be regarded as received if they are delivered at the above-mentioned domiciles. Notices may be delivered by any means allowing evidence of its reception.

The parties in this acquisition option upon reading and acknowledging its scope and legal effects, sign it in two counterparts in México City, on August 15, 2012.

OCULUS EVERARDO GARIBAY RAMÍREZ	MP FRANCISCO XAVIER BAY PRESA

43

SCHEDULE “F”

EQUIPMENT

MD REDOX Serial Number / No de Serie: 1548724-BZ2

MD REDOX Serial Number / No de Serie: 1726932-XA3

Enclosed documents regarding the import pediment.

45

SCHEDULE “G”

PRODUCT LABELING

All Product supplied under this Agreement shall be in the same formulations, presentations, pack sizes and with the existing product labeling and package inserts as provided in the different documents enclosed in connection with the following products:

Microdacyn60 5 liter private presentation

Microdacyn60 5 liter government

Microdacyn60 1 liter

Microdacyn60 1 liter (Ergonomic)

Microdacyn60 1 liter (NPTH)

Microdacyn60 240 ml presentation

Microdacyn60 120 ml presentation

Microdacyn60 60 ml (Sample)

M60 Hydrogel 250 gr.

M60 Hydrogel 100 gr.

M60 Hydrogel 10 gr. Sachet (Sample)

Gramaderm 50gr. presentation

46